Exhibit 10(b)

UNITED STATES STEEL CORPORATION EXECUTIVE

MANAGEMENT SUPPLEMENTAL PENSION PROGRAM

Effective January 1, 2005, Amended Effective July 31, 2006

1.	History and Purpose

United States Steel Corporation (the “Corporation”) established the United States Steel Corporation Executive Management Supplemental Pension Program (“Program”), and hereby amends and restates the Program effective January 1, 2005 as set forth herein to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), except with respect to benefits that were vested under the Program on or before December 31, 2004.

The purpose of this Program is to provide a pension benefit for Executive Management and certain other key managers with respect to compensation paid under the incentive compensation plans maintained by “the Corporation”, its subsidiaries, and its joint ventures.

2.	Eligibility

An employee of the Corporation, a Subsidiary Company, the United States Steel and Carnegie Pension Fund, or a joint venture of the Corporation is a Member of the Program if he is:

(a)	a member of the Executive Management Group as established from time to time by the United States Steel Corporation Board of Directors who is also a participant in the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003), or

(b)	a key manager designated by name as a “Member” under this Program by the Compensation and Organization Committee of the United States Steel Corporation Board of Directors (the “Committee”).

Subject to the consent requirement outlined in the next sentence below, a Member will be eligible to receive the supplemental pension provided under this Program (the “Supplemental Pension”) if he retires or otherwise terminates employment after completing fifteen years of continuous service. Benefits will not be payable under this Program with respect to a Member who (a) terminates employment prior to age 60, or (b) effective for individuals who become Members of the Program on or after July 31, 2006, terminates employment within 36 months of the date he or she becomes a Member, unless the Corporation consents to the termination of employment; provided, however, that such consent is not required for terminations on account of: (a) death, or (b) involuntary termination, other than for cause.

Subject to the consent requirement outlined in the next sentence below, the surviving spouse of any Member will be eligible to receive the supplemental surviving spouse benefit provided under this Program (the “Supplemental Surviving Spouse Benefit”) if the Member (a) has accrued at least 15 years of continuous service, and (b) either (i) dies prior to retirement, or (ii) dies after retirement under conditions of eligibility for a pension pursuant to the provisions of the United States Steel Corporation Plan for Employee Pension Benefits

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(Revision of 2003) (the “Plan”). The Supplemental Surviving Spouse Benefit will not be payable with respect to a Member who (a) terminates employment prior to age 60, or (b) effective for individuals who become Members of the Program on or after July 31, 2006, terminates employment within 36 months of the date he or she becomes a Member, unless the Corporation consents to the termination of employment; provided, however, that such consent is not required for terminations on account of: (a) death, or (b) involuntary termination, other than for cause.

3.	Amount of Benefit

a.	Supplemental Pension

The Supplemental Pension provided under this Program shall be a monthly amount paid for the life of the Member equal to the product of: (i) the Member’s Average Earnings, multiplied by (ii) a percentage which shall be equal to the sum of 1.54% for each year of continuous service and each year of allowed service.

Except as otherwise provided in this Program, the terms “continuous service,” “allowed service,” “surviving spouse” and “Subsidiary Company” as used herein mean continuous service, allowed service, surviving spouse, and subsidiary company as determined under (or, in the case of “subsidiary company”, as defined in) the United States Steel 1994 Salaried Pension Rules adopted under the Plan. However, the term “continuous service” for the purpose of determining the amount of the Supplemental Pension and Supplemental Surviving Spouse Benefit under this Program shall exclude the Member’s continuous service that (i) is creditable under a pension plan adopted by the Corporation, a Subsidiary Company, or a joint venture, if the pension plan includes bonus payments as creditable earnings for pension purposes, or (ii) occurs following the date the Member was designated by the Committee as no longer covered by this Program for future accruals.

Average Earnings as used herein shall be equal to the total bonuses paid or credited to the Member pursuant to the United States Steel Corporation Annual Incentive Compensation Plan (and/or under similar incentive plans or under profit sharing plans, if the employing entity has a profit sharing plan rather than an incentive plan) with respect to the three calendar years for which total bonus payments or deferrals (or such other payments) were the highest out of the last ten consecutive calendar years immediately prior to the calendar year in which retirement or death occurs (or, if earlier, the date the Member was designated by the Committee as no longer covered by the Program for future accruals) divided by thirty-six. Bonus payments or deferrals (or such other payments) will be considered as having been made for the calendar year in which the applicable services were performed rather than for the calendar year in which the bonus payment was actually received. Notwithstanding anything to the contrary contained herein, no benefits payable with respect to a Member shall be based on any bonus paid to such Member after the date he was designated by the Committee as no longer covered by this Program.

The Average Earnings used in the determination of benefits under this Program as of retirement will be recalculated using any bonus payable for the calendar year in which

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retirement occurs if such bonus produces Average Earnings greater than that determined at retirement.

As of December 31, 2001, (the “Effective Date”), the determination of Average Earnings used herein also shall take into consideration bonuses paid or credited to the Member after the Effective Date by Marathon Oil Corporation, Marathon Oil Company, Marathon Ashland Petroleum LLC, and Speedway SuperAmerica LLC, and their subsidiaries and successors.

In no event shall the Member’s monthly Supplemental Pension benefit be less than the Member’s highest monthly accrued benefit under this Program.

b.	Supplemental Surviving Spouse Benefit

The Surviving Spouse of a Member shall be eligible for a monthly Supplemental Surviving Spouse Benefit under this Program equal to (i) in the case of a Member who dies after retirement, 50% of the Supplemental Pension that was being paid to the Member, or (ii) in the case of a Member who dies while still employed by the Corporation, the actuarial equivalent (to adjust to the life expectancy of the spouse utilizing the 1971 Group Annuity Mortality Tables unisexed on a 9 to 1 female-male ratio for the spouse and the PBGC interest rate in effect the first of the month following the date of the Member’s death) of 100% of the monthly Supplemental Pension that would have been payable to the Member had the Member retired with Corporation consent as of the date of his death. In the event that a Member who has completed fifteen years of continuous service dies while still employed by the Corporation and does not leave a Surviving Spouse, an amount equal to the lump sum distribution which he would have received under this Program had he retired with Corporation consent as of the date of his death shall be payable to his estate in the form of a lump sum distribution. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.

4.	Form of Benefit and Timing of Distribution

a.	Lump Sum Distribution

Effective January 1, 2005, subject to section 4.b. below, a Member shall receive, upon the Member’s termination of employment from the Corporation, a lump sum distribution of both the benefits payable to him and the benefits payable to his surviving spouse, if any, under the Program. The term “termination of employment”, when used in the context of a condition to, or time of, payment hereunder, shall mean a “separation from service” as that term is used under section 409A(a)(2)(A)(i) of the Code and the regulations thereunder. The payment date shall be on the last business day of the calendar month following the month in which such termination of employment occurred.

If the Member dies prior to retirement, the Supplemental Surviving Spouse Benefit, if any, shall be paid in a lump sum distribution. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.

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Such lump sum distribution will be determined based upon the life expectancy of the Member’s surviving spouse.

Any lump sum distribution payable as described above following termination of employment or death shall represent full and final settlement of all benefits provided under the Program. Any lump sum distribution under this Program shall be calculated in the same manner as it would have been calculated had it been made under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003). If a Member retires, but dies prior to receiving such lump sum, the lump sum will be paid to the Member’s surviving spouse, or to the Member’s estate if there is no surviving spouse, on the scheduled payment date (i.e., the last business day of the calendar month following the month in which the Member’s termination of employment occurred).

b.	Delay in Payment to Specified Employees

Effective January 1, 2005, in the case of any Member who is determined by the administrator to be a “specified employee” (as defined in Code section 409A(a)(2)(B)(i) and the regulations thereunder), no amount of such Member’s lump sum distribution that is considered deferred, for purposes of Code section 409A, in taxable years beginning after December 31, 2004, shall be distributed as described in section 4.a. above, but rather shall be payable on the first business day of the seventh month following the date of the Member’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the Member’s death). During this six-month delay period, simple interest will accrue and be payable, on the date specified in the preceding sentence, on the balance due using the average of the interest rates established under the Pension Benefit Guaranty Corporation regulations to determine the present value of lump sum distributions payable under the Plan during the months included in the six-month delay period.

For purposes of this Program, a Member’s entire benefit amount shall be considered deferred in taxable years beginning after December 31, 2004 if the Member had not attained at least age 60 with 15 years of continuous service as of December 31, 2004. For Members who had attained at least age 60 and had 15 years of continuous service as of December 31, 2004, their accrued benefits determined as of December 31, 2004 shall be payable in accordance with the terms of the Program in effect on October 3, 2004, without any modification thereto.

5.	Split Dollar Exchange Option

Effective December 31, 2003, the Split Dollar Exchange Option provisions outlined in this Section 5 are eliminated except for coverage in existence under the Program as of December 31, 2003.

6.	General Provisions

a.	Administration

The Vice President—Administration, United States Steel and Carnegie Pension Fund, is responsible for the administration of this Program. The administrator shall decide all questions arising out of and relating to the administration of this Program. The decision

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of the administrator shall be final and conclusive as to all questions of interpretations and application of the Program.

b.	Amendment or Termination of Program

The Corporation reserves the right to make any changes in this Program or to terminate this Program as to any or all groups of employees covered under this Program, but in no event shall such amendment or termination adversely affect the vested or non-vested benefits accrued hereunder prior to the effective date of such amendment or termination. If the Program is terminated, employees who are (or were) covered under this Program will continue to accrue eligibility service under the Program for purposes of satisfying (1) the age 60 requirement, and/or (2) the 36-month service requirement, and/or (3) the 15-year service requirement, as long as they remain employed with the Corporation, their participating employer, or any member of the controlled group that includes the Corporation. Any amendment to this Program which changes this Program (including any amendment which increases, reduces or alters the benefits of this Program) or any action which terminates this Program to any or all groups shall be made by a resolution of the Corporation’s Board of Directors (or any authorized committee of such Board) adopted in accordance with the bylaws of the Corporation and the corporation law of the state of Delaware.

c.	No Guarantee of Employment

Neither the creation of this Program nor anything contained herein shall be construed as giving an individual hereunder any right to remain in the employ of the Corporation.

d.	Nonalienation

No benefits payable under this Program shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind by operation of law or otherwise. However, this section shall not apply to portions of benefits applied to satisfy (i) obligations for the withholding of taxes, or (ii) obligations under a qualified domestic relations order.

e.	No Requirement to Fund

Except to the extent provided otherwise in this paragraph, benefits provided by this Program shall be paid out of general assets of the Corporation. No provisions in this Program, either directly or indirectly, shall be construed to require the Corporation to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

As of the Effective Date, United States Steel Corporation (and its subsidiaries and successors) and Marathon Oil Corporation (and its subsidiaries and successors) have assumed liability for a Specified Percentage of the Corporate Part, if any, of each Member’s accrued benefit under the Program. The term “Corporate Part” is defined to mean the pro rata portion (based upon continuous service taken into consideration for benefit accrual purposes under the Program) of a Member’s total accrued benefit under the Program as of the Effective Date (as adjusted, if applicable, for increases in compensation in periods after the Effective Date) which is attributable to continuous service performed for the USX Headquarters unit of USX Corporation on or after

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May 1, 1991 and prior to the Effective Date. The Specified Percentage is thirty-five percent (35%) for United States Steel Corporation and sixty-five percent (65%) for Marathon Oil Corporation.

f.	Controlling Law

To the extent not preempted by the laws of the United States of America, the laws of the Commonwealth of Pennsylvania shall be the controlling state law in all matters relating to this Program.

g.	Severability

If any provisions of this Program shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Program, but this Program shall be construed and enforced as if said illegal or invalid provision had never been included herein.

h.	Exclusive Provisions of Program

The provisions contained herein constitute the complete and exclusive statement of the terms of this Program. There are no written or oral representations, promises, statements or commitments, other than those expressly set forth herein, with respect to benefits provided by this Program. All reliance by any individual concerning the subject matter of this Program shall be solely upon the provisions set forth in this document.

i.	Code Section 409A

This Program shall be interpreted and administered in accordance with Section 409A of the Code and the regulations and interpretations that may be promulgated thereunder.

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